Exhibit 10.2

Double Trigger

CONVIO, INC.

RESTRICTED STOCK UNITS NOTICE
UNDER THE

AMENDED AND RESTATED

CONVIO, INC.

2009 STOCK INCENTIVE PLAN

Name of Grantee:

This Notice evidences the award of restricted stock units (each, an “RSU,” and collectively, the “RSUs”) of CONVIO, Inc., a Delaware corporation (the “Company”), that have been granted to you pursuant to the Amended and Restated Convio, Inc. 2009 Stock Incentive Plan (the “Plan”) and conditioned upon your agreement to the terms of the attached Restricted Stock Units Agreement (the “Agreement”). This Notice constitutes part of and is subject to the terms and provisions of the Agreement and the Plan, which are incorporated by reference herein.  Each RSU is equivalent in value to one share of the Company’s Common Stock and represents the Company’s commitment to issue one share of the Company’s Common Stock at a future date, subject to the terms of the Agreement and the Plan.  Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Plan or the Agreement.

Grant Date:

Number of RSUs:

Vesting Commencement Date:

Vesting Schedule:  All of the RSUs are nonvested and forfeitable as of the Grant Date.  So long as your Service is continuous from the Grant Date through the applicable date upon which vesting is scheduled to occur:

(a)           25% of the RSUs become vested on the first anniversary of the Vesting Commencement Date and 25% of the RSUs become vested on each subsequent anniversary of the Vesting Commencement Date until fully vested on the fourth anniversary of the Vesting Commencement Date.

Acceleration Events: The extent to which you may be awarded shares under the RSUs may be accelerated in the following circumstances:

Notwithstanding anything contained in the Plan or any other agreement governing the provisions hereof or the settlement of this Grant, if Grantee’s Service ceases as a result of a Termination After Change in Control (as defined below) and none of the RSUs are subject to acceleration of vesting pursuant to Section 7(d)(iii) of the Plan, then all of the RSUs which were not otherwise vested at the time of such cessation shall immediately become vested as of the time of such cessation, notwithstanding that Grantee has been with the Company for less than one year.

A “Termination After Change in Control” shall mean either of the following events occurring within twelve months after a Change in Control:

(a)           termination of Grantee’s employment for any reason other than for Cause; or

(b)           Grantee’s resignation for Good Reason from all capacities in which Grantee is then rendering Service within 90 days of the event constituting Good Reason.

Notwithstanding any provision herein to the contrary, Termination After Change in Control shall not include any termination of Grantee’s employment which (1) is for Cause; (2) is a result of Grantee’s death or disability; or (3) is a result of Grantee’s voluntary termination of Service other than for Good Reason.

“Cause” has the meaning ascribed to such term or words of similar import in your written employment or service contract with the Company as in effect at the time at issue and, in the absence of such agreement or definition, means your (i) conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude; (ii) fraud on or misappropriation of any funds or property of the Company, any affiliate, customer or vendor; (iii) personal dishonesty, incompetence, willful misconduct, willful violation of any law, rule or regulation (other than minor traffic violations or similar offenses) or breach of fiduciary duty which involves personal profit; (iv) willful misconduct in connection with your duties or willful failure to perform your responsibilities in the best interests of the Company; (v) illegal use or distribution of drugs; (vi) violation of any Company rule, regulation, procedure or policy; or (vii) breach of any provision of any employment, non-disclosure, non-competition, non-solicitation or other similar agreement executed by you for the benefit of the Company, all as determined by the Administrator, which determination will be conclusive.

“Good Reason” has the meaning ascribed to such term or words of similar import in your written employment or service contract with the Company as in effect at the time at issue.  In the absence of such agreement or definition, Good Reason means a change in your position with the Company which materially reduces your duties and responsibilities or the level of management to you report, (B) a reduction in your level of compensation (including base salary, fringe benefits and target bonuses under any corporate-performance based bonus or incentive programs) by more than fifteen percent (15%) or (C) a relocation of your place of employment immediately prior to the occurrence of the Change in Control by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected without your consent.

Convio, Inc.	Date

I acknowledge that I have carefully read the Agreement and the prospectus for the Plan. I agree to be bound by all of the provisions set forth in those documents. I also consent to electronic delivery of all notices or other information with respect to the RSUs or the Company.

Signature of Grantee	Date

CONVIO, INC.

RESTRICTED STOCK UNITS AGREEMENT
UNDER THE
AMENDED AND RESTATED

CONVIO, INC.

2009 STOCK INCENTIVE PLAN

1.             Terminology.  Unless otherwise provided in this Agreement, capitalized terms used herein are defined in the Glossary at the end of this Agreement.

2.             Vesting.  All of the RSUs are nonvested and forfeitable as of the Grant Date.  So long as your Service is continuous from the Grant Date through the applicable date upon which vesting is scheduled to occur, the RSUs will become vested and nonforfeitable in accordance with the vesting schedule set forth in the Notice.  Except for the circumstances, if any, described on the Notice, none of the RSUs will become vested and nonforfeitable coincident with or after the ceasing of your Service ceases.

3.             Termination of Employment or Service.  Unless otherwise provided on the Notice, if your Service with the Company ceases for any reason, all RSUs that are not then vested and nonforfeitable will be forfeited to the Company immediately and automatically upon such cessation without payment of any consideration therefore and you will have no further right, title or interest in or to such RSUs or the underlying shares of Common Stock.

4.             Restrictions on Transfer.  Neither this Agreement nor any of the RSUs may be assigned, transferred, pledged, hypothecated or disposed of in any way, whether by operation of law or otherwise, and the RSUs shall not be subject to execution, attachment or similar process.  All rights with respect to this Agreement and the RSUs shall be exercisable during your lifetime only by you or your guardian or legal representative.  Notwithstanding the foregoing, the RSUs may be transferred upon your death by last will and testament or under the laws of descent and distribution.

5.             Settlement of RSUs.

(a)           Manner of Settlement.  You are not required to make any monetary payment (other than applicable tax withholding, if required) as a condition to settlement of the RSUs.  The Company will issue to you, in settlement of your RSUs and subject to the provisions of Section 6 below, the number of whole shares of Common Stock that equals the number of whole RSUs that become vested, and such vested RSUs will terminate and cease to be outstanding upon such issuance of the shares.  Upon issuance of such shares, the Company will determine the form of delivery (e.g., a stock certificate or electronic entry evidencing such shares) and may deliver such shares on your behalf electronically to the Company’s designated stock plan administrator or such other broker-dealer as the Company may choose at its sole discretion, within reason.

(b)           Timing of Settlement.  Your RSUs will be settled by the Company, via the issuance of Common Stock as described herein, on the date that the RSUs become vested and nonforfeitable.  However, if a scheduled issuance date falls on a Saturday, Sunday or federal holiday, such issuance date shall instead fall on the next following day that the principal executive offices of the Company are open for business.  Notwithstanding the foregoing, in the event that (i) you are subject to the Company’s policy permitting officers and directors to sell shares only during certain “window” periods, in effect from time to time or you are otherwise prohibited from selling shares of the Company’s Common Stock in the public market and any shares covered by your RSUs are scheduled to be issued on a day (the “Original Distribution Date”) that does not occur during an open “window period” applicable to you, as determined by the Company in accordance with such policy, or does not occur on a date when you are otherwise permitted to sell shares of the Company’s Common Stock in the open market, and (ii) the Company elects not to satisfy its tax withholding obligations by withholding shares from your distribution, then such shares shall not be issued and delivered on such Original Distribution Date and shall instead be issued and delivered on the first business day of the next occurring open “window period” applicable to you pursuant to such policy (regardless of whether you are still providing continuous services at such time) or the next business day when you are not prohibited from selling shares of the Company’s Common Stock in the open market, but in no event later than the fifteenth day of the third calendar month of the calendar year following the calendar year in which the Original Distribution Date occurs.  In all cases, the issuance and delivery of shares under this Agreement is intended to comply with Treasury Regulation 1.409A-1(b)(4) and shall be construed and administered in such a manner.

6.             Tax Withholding.  On or before the time you receive a distribution of the shares subject to your RSUs, or at any time thereafter as requested by the Company, you hereby authorize any required withholding from the Common Stock issuable to you and/or otherwise agree to make adequate provision in cash for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate which arise in connection with your RSUs (the “Withholding Taxes”).  Additionally, the Company may, in its sole discretion, satisfy all or any portion of the Withholding Taxes obligation relating to your RSUs by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company; (ii) causing you to tender a cash payment; (iii) permitting you to enter into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby you irrevocably elect to sell a portion of the shares to be delivered under the Agreement to satisfy the Withholding Taxes and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Withholding Taxes directly to the Company; or (iv) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to you in connection with the RSUs with a Fair Market Value (measured as of the date shares of Common Stock are issued to you pursuant to Section (5) equal to the amount of such Withholding Taxes; provided, however, that the number of such shares of Common Stock so withheld shall not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income.  Unless the tax withholding obligations of the Company and/or any Affiliate are satisfied, the Company shall have no obligation to deliver to you any Common Stock.  In the event the Company’s obligation to withhold arises prior to the delivery to you of Common Stock or it is determined after the delivery of Common Stock to you that the amount of the Company’s withholding obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

7.             Adjustments for Corporate Transactions and Other Events.

(a)           Stock Dividend, Stock Split and Reverse Stock Split.  Upon a stock dividend of, or stock split or reverse stock split affecting, the Common Stock, the number of outstanding RSUs shall, without further action of the Administrator, be adjusted to reflect such event; provided, however, that any fractional RSUs resulting from any such adjustment shall be eliminated.  Adjustments under this paragraph will be made by the Administrator, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive.

(b)           Merger, Consolidation and Other Events.  If the Company shall be the surviving or resulting corporation in any merger or consolidation and the Common Stock shall be converted into other securities, the RSUs shall pertain to and apply to the securities to which a holder of the number of shares of Common Stock subject to the RSUs would have been entitled.  If the stockholders of the Company receive by reason of any distribution in total or partial liquidation or pursuant to any merger of the Company or acquisition of its assets, securities of another entity or other property (including cash), then the rights of the Company under this Agreement shall inure to the benefit of the Company’s successor, and this Agreement shall apply to the securities or other property (including cash) to which a holder of the number of shares of Common Stock subject to the RSUs would have been entitled, in the same manner and to the same extent as the RSUs.

8.             Non-Guarantee of Employment or Service Relationship.  Nothing in the Plan or this Agreement shall alter your at-will or other employment status or other service relationship with the Company, nor be construed as a contract of employment or service relationship between the Company and you, or as a contractual right of you to continue in the employ of, or in a service relationship with, the Company for any period of time, or as a limitation of the right of the Company to discharge you at any time with or without cause or notice and whether or not such discharge results in the forfeiture of any nonvested and forfeitable RSUs or any other adverse effect on your interests under the Plan.

9.             Rights as Stockholder.  You shall not have any of the rights of a stockholder with respect to any shares of Common Stock that may be issued in settlement of the RSUs until such shares of Common Stock have been issued to you.  No adjustment shall be made for dividends, distributions, or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 7(d) of the Plan.

10.           The Company’s Rights.  The existence of the RSUs shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

11.           Restrictions on Issuance of Shares.  The issuance of shares of Common Stock upon settlement of the RSUs shall be subject to and in compliance with all applicable requirements of federal, state, or foreign law with respect to such securities.  No shares of Common Stock may be issued hereunder if the issuance of such shares would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Common Stock may then be listed.  The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any shares subject to the RSUs shall relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority shall not have been obtained.  As a condition to the settlement of the RSUs, the Company may require you to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Company.

12.           Notices.  All notices and other communications made or given pursuant to this Agreement shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company, or in the case of notices delivered to the Company by you, addressed to the Administrator, care of the Company for the attention of its Secretary at its principal executive office or, in either case, if the receiving party consents in advance, transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties.  Notwithstanding the foregoing, the Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this award of RSUs by electronic means or to request your consent to participate in the Plan or accept this award of RSUs by electronic means.  You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

13.           Entire Agreement.  This Agreement, together with the relevant Notice, contain the entire agreement between the parties with respect to the RSUs granted hereunder.  Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement with respect to the RSUs granted hereunder shall be void and ineffective for all purposes.

14.           Amendment.  This Agreement may be amended from time to time by the Administrator in its discretion; provided, however, that  this Agreement may not be modified in a manner that would have a materially adverse effect on the RSUs as determined in the discretion of the Administrator, except as provided in the Plan or in a written document signed by each of the parties hereto.

15.           409A Savings Clause.  This Agreement and the RSUs granted hereunder are intended to fit within the “short-term deferral” exemption from Section 409A of the Code as set forth in Treasury Regulation Section 1.409A-1(b)(4).  In administering this Agreement, the Company shall interpret this Agreement in a manner consistent with such exemption.  Notwithstanding the foregoing, if it is determined that the RSUs fail to satisfy the requirements of the short-term deferral rule and are otherwise deferred compensation subject to Section 409A, and if you are a “Specified Employee” (within the meaning set forth Section 409A(a)(2)(B)(i) of the Code) as of the date of your separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), then the issuance of any shares that would otherwise be made upon the date of the separation from service or within the first six (6) months thereafter will not be made on the originally scheduled date(s) and will instead be issued in a lump sum on the date that is six (6) months and one day after the date of the separation from service, but if and only if such delay in the issuance of the shares is necessary to avoid the imposition of additional taxation on you in respect of the shares under Section 409A of the Code.  Each installment of shares that vests is intended to constitute a “separate payment” for purposes of Section 409A of the Code and Treasury Regulation Section 1.409A-2(b)(2).  Notwithstanding the foregoing, if it is determined that the RSUs fail to satisfy the requirements of the short-term deferral rule and are otherwise deferred compensation subject to Section 409A, the issuance of shares upon a Change in Control shall occur upon an event within the meaning of Treasury Regulation Section 1.409A-3(i)(5).

16.           No Obligation to Minimize Taxes.  The Company has no duty or obligation to minimize the tax consequences to you of this award of RSUs and shall not be liable to you for any adverse tax consequences to you arising in connection with this award.  You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the tax consequences of this award and by signing the Notice, you have agreed that you have done so or knowingly and voluntarily declined to do so.

17.           Conformity with Plan.  This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan.  Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan.  In the event of any ambiguity in this Agreement or any matters as to which this Agreement is silent, the Plan shall govern.  A copy of the Plan is available upon request to the Administrator.

18.           No Funding.  This Agreement constitutes an unfunded and unsecured promise by the Company to issue shares of Common Stock in the future in accordance with its terms.  You have the status of a general unsecured creditor of the Company as a result of receiving the grant of RSUs.

19.           Effect on Other Employee Benefit Plans.  The value of the RSUs subject to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides.  The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

20.           Governing Law. The validity, construction, and effect of this Agreement, and of any determinations or decisions made by the Administrator relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, shall be determined exclusively in accordance with the laws of the State of Texas, without regard to its provisions concerning the applicability of laws of other jurisdictions.  Any suit with respect hereto will be brought in the federal or state courts in the district which includes the city or town in which the Company’s principal executive office is located, and you hereby agree and submit to the personal jurisdiction and venue thereof.

21.           Headings.  The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

22.           Electronic Delivery of Documents.  By your signing the Notice, you (i) consent to the electronic delivery of this Agreement, all information with respect to the Plan and the RSUs, and any reports of the Company provided generally to the Company’s stockholders; (ii) acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost to you by contacting the Company by telephone or in writing; (iii) further acknowledge that you may revoke your consent to the electronic delivery of documents at any time by notifying the Company of such revoked consent by telephone, postal service or electronic mail; and (iv) further acknowledge that you understand that you are not required to consent to electronic delivery of documents.

23.           No Future Entitlement.  By your signing the Notice, you acknowledge and agree that:  (i) the grant of a restricted stock unit award is a one-time benefit which does not create any contractual or other right to receive future grants of restricted stock units, or compensation in lieu of restricted stock units, even if restricted stock units have been granted repeatedly in the past; (ii) all determinations with respect to any such future grants and the terms thereof will be at the sole discretion of the Committee; (iii) the value of the restricted stock units is an extraordinary item of compensation which is outside the scope of your employment contract, if any; (iv) the value of the restricted stock units is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments or similar payments, or bonuses, long-service awards, pension or retirement benefits; (v) the vesting of the restricted stock units ceases upon termination of Service with the Company or transfer of employment from the Company, or other cessation of eligibility for any reason, except as may otherwise be explicitly provided in this Agreement; (vi) the Company does not guarantee any future value of the restricted stock units; and (vii) no claim or entitlement to compensation or damages arises if the restricted stock units decrease or do not increase in value and you irrevocably release the Company from any such claim that does arise.

24.           Personal Data.  For the exclusive purpose of implementing, administering and managing the restricted stock units, you, by execution of the Notice, consent to the collection, receipt, use, retention and transfer, in electronic or other form, of your personal data by and among the Company and its third party vendors.  You understand that personal data (including but not limited to, name, home address, telephone number, employee number, employment status, social security number, tax identification number, date of birth, nationality, job and payroll location, data for tax withholding purposes and shares awarded, cancelled, vested and unvested) may be transferred to third parties assisting in the implementation, administration and management of the restricted stock units and you expressly authorize such transfer as well as the retention, use, and the subsequent transfer of the data by the recipient(s).  You understand that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country.  You understand that data will be held only as long as is necessary to implement, administer and manage the restricted stock units.  You understand that you may, at any time, request a list with the names and addresses of any potential recipients of the personal data, view data, request additional information about the storage and processing of data, require any necessary amendments to data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company’s Secretary.  You understand, however, that refusing or withdrawing your consent may affect your ability to accept a restricted stock unit award.

{Glossary begins on next page}

GLOSSARY

(a)           “Administrator” means the Board of Directors of Convio, Inc. or such committee or committees appointed by the Board to administer the Plan.

(b)           “Affiliate” means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with Convio, Inc. (including but not limited to joint ventures, limited liability companies, and partnerships).  For this purpose, “control” means ownership of 50% or more of the total combined voting power or value of all classes of stock or interests of the entity.

(c)           “Agreement” means this document, as amended from time to time, together with the Plan which is incorporated herein by reference.

(d)           “Change in Control” has the meaning set forth in the Plan except to the extent an award is subject to Section 409A in which case such term shall mean an event within the meaning of Treasury Regulation Section 1.409A-3(i)(5).

(e)           “Code” means the Internal Revenue Code of 1986, as amended, and the Treasury regulations and other guidance promulgated thereunder.

(f)            “Common Stock” means the common stock, US $.001 par value per share, of Convio, Inc.

(g)           “Company” means Convio, Inc. and its Affiliates, except where the context otherwise requires.  For purposes of determining whether a Change in Control has occurred, Company shall mean only Convio, Inc.

(h)           “Fair Market Value” has the meaning set forth in the Plan.  The Plan generally defines Fair Market Value to mean the closing price per share of Common Stock on the relevant date on the principal exchange or market on which the Common Stock is then listed or admitted to trading or, if no sale is reported for that date, the last preceding Business Day on which a sale was reported.

(i)            “Grant Date” means the effective date of a grant of RSUs made to you as set forth in the relevant Notice.

(j)            “Notice” means the statement, letter or other written notification provided to you by the Company setting forth the terms of a grant of RSUs made to you.

(k)           “Plan” means the Amended and Restated Convio, Inc. 2009 Stock Incentive Plan, as amended from time to time.

(l)            “RSU” means the Company’s commitment to issue one share of Common Stock at a future date, subject to the terms of the Agreement and the Plan.

(m)          “Service” means your employment, service as a non-executive director, or other service relationship with the Company and its Affiliates.  Your Service will be considered to have ceased with the Company and its Affiliates if, immediately after a sale, merger, or other corporate transaction, the trade, business, or entity with which you are employed or otherwise have a service relationship is not Convio, Inc. or its successor or an Affiliate of Convio, Inc. or its successor.

(n)           “You” or “Your” means the recipient of the RSUs as reflected on the applicable Notice.  Whenever the word “you” or “your” is used in any provision of this Agreement under circumstances where the provision should logically be construed, as determined by the Administrator, to apply to the estate, personal representative, or beneficiary to whom the RSUs may be transferred by will or by the laws of descent and distribution, the words “you” and “your” shall be deemed to include such person.

{End of Agreement}